Exhibit 99.1

Orthofix International Reports Third Quarter 2015

Financial Results

Third Quarter Highlights

•	Third quarter net sales of $101.2 million; an increase of 4.1% over prior year on a constant currency basis
•	Adjusted EBITDA of $15.9 million, or 15.7% of net sales
•	Announces $75 million share repurchase plan

LEWISVILLE, Texas — November 3, 2015 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the third quarter ended September 30, 2015, including net sales of $101.2 million, diluted loss per share from continuing operations of ($0.04) and adjusted diluted earnings per share from continuing operations of $0.30.

“The third quarter was a very good quarter for Orthofix in many respects, led by the financial results, which are at the high end of our expectations. Our third quarter net sales continue to confirm that the plan we are executing will deliver consistent top line growth. With this growth we also anticipate ongoing improvement in our operating leverage,” said President and Chief Executive Officer, Brad Mason. “I am also pleased to report that our Board of Directors has approved a $75 million share repurchase plan. I believe our improving financial performance and significant cash flow generation ability affords us this opportunity to return capital to shareholders while driving profitable growth.”

Third Quarter Financial Results

The following table provides net sales and constant currency net sales growth by strategic business unit (“SBU”) for the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$41,559	$38,285	8.6%	8.6%
Biologics	14,639	13,856	5.7%	5.7%
Extremity Fixation	24,694	27,636	(10.6)%	3.4%
Spine Fixation	20,259	21,217	(4.5)%	(3.9)%
Total net sales	$101,151	$100,994	0.2%	4.1%

Net sales of $101.2 million were relatively flat when compared to the same prior year period; however, net sales increased by approximately 4.1% on a constant currency basis. Net sales increased in our BioStim and Biologics SBUs due primarily to continued expansion of our sales channels and improving execution of our commercial strategies. Net sales in our Extremity Fixation SBU decreased 10.6% (an increase of 3.4% on a constant currency basis) compared to the same prior year period. The increase in constant currency terms was primarily driven by growth in the U.S. and increased cash collections, partially offset by weakness in Brazil. Net sales in our Spine Fixation SBU decreased 3.9% in constant currency year-over-year; however, third quarter sales grew 4.5% sequentially over the second quarter, marking three consecutive quarters of sales growth in this segment and highlighting the success of the team and strategies that were put in place late last year.

Gross profit increased $1.6 million to $77.3 million, compared to $75.7 million in the same prior year period. Gross margin was 76.4% compared to 75.0% for the same prior year period, primarily due to the increased sales mix of our BioStim and Biologics regenerative solutions relative to our other products.

Total net margin (gross profit less sales and marketing expenses) was $31.2 million, or 30.8% of net sales, a decrease of $3.5 million or 10.3% from $34.7 million, or 34.4% of net sales, in the third quarter of 2014. The decrease in net margin was driven by an increase in sales and marketing expenses of $5.1 million, partially due to an increase in bad debt expense of $3.0 million, $2.0 million of which resulted from an increase in accounts receivable reserves in response to the recent fiscal and economic difficulties experienced by the Puerto Rico Commonwealth, including receiving downgrades in credit ratings. Also contributing to this increase was the planned increase in sales management and field-based education and training personnel as well as overachievement of sales commission quotas in certain territories. These increases in sales and marketing expenses were partially offset by the increase in gross profit.

Operating expenses increased by $3.9 million to $73.1 million, compared to $69.2 million in the prior year period. The increase in operating expenses was primarily a result of the increase in sales and marketing expense, partially offset by a decrease of $1.2 million in restatements and related costs from lower professional fees.

Adjusted EBITDA, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments, legal judgment, gain on sale of assets, and the Puerto Rico adjustment, decreased to $15.9 million or 15.7% of net sales for the quarter, compared to $17.6 million or 17.4% of net sales in the same prior year period due primarily to increased operating expenses as described above.

Net loss from continuing operations for the quarter was ($0.8) million, or ($0.04) per diluted share, compared to net income of $28 thousand, or $0.00 per diluted share, in the same prior year period.

Adjusted net income from continuing operations for the quarter was $5.7 million, or $0.30 per diluted share, compared to adjusted net income from continuing operations of $3.3 million, or $0.17 per diluted share, in the same prior year period.

As of September 30, 2015, cash and cash equivalents were $63.7 million compared to $71.2 million, which includes restricted cash, as of December 31, 2014. On August 31, 2015, the Company entered into a new credit agreement that provides for a five year, $125 million secured revolving credit facility, and replaces the Company’s prior 2010 credit facility. As of September 30, 2015, the Company had no outstanding indebtedness and borrowing capacity of $125 million.

Class Action Settlement

Subject to court approval, a settlement in principle has been reached in the shareholder action related to the first restatement. The settlement is within the Company’s insurance coverage limits. Further details of the settlement are provided in the 2015 third quarter Form 10-Q.

Share Repurchase Plan

The Company’s Board of Directors has authorized a share repurchase plan, authorizing the purchase of up to $75 million of the Company’s common stock through the end of September 2017. The timing of purchases and the number of shares to be purchased will depend on market conditions and other factors. Repurchases are expected to consist primarily of open market transactions at prevailing market prices in accordance with the guidelines specified under Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Fiscal 2015 Outlook

Based on the Company’s year-to-date results and updated forecast for the fourth quarter of this year, the Company is narrowing its range of Net Sales and adjusted EBITDA guidance as shown in the table below. The guidance assumes constant currency exchange rates from those currently prevailing.

	Previous Quarter 2015 Outlook	Current Quarter 2015 Outlook

Net Sales	$ 390 million — $ 395 million	$ 392 million — $ 395 million[1]

Adjusted EBITDA	$ 57 million — $ 60 million	$ 58 million — $ 60 million[2]

1 Represents a year over year increase of 1.1% to 1.9% on a constant currency basis and a decrease of 2.6% to 1.8% on a reported basis.

2 Represents a year over year decrease of 11.5% to 8.4% on a constant currency basis and a decrease of 11.3% to 8.3% on a reported basis.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the third quarter 2015. Interested parties may access the conference call by dialing (888) 427-9380 in the U.S. and (719) 325-2412 outside the U.S., and referencing the conference ID 344751. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 344751. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: an investigation by the Division of Enforcement of the Securities and Exchange Commission (the "SEC") and related securities class action litigation arising out of our prior accounting review and restatements of financial statements; our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; the expected sales of our products, including recently launched products; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in our 2014 Annual Report on Form 10-K, Part I, Item 1A, "Risk Factors" as well as in other reports that we file in the future.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2015	2014	2015	2014
Product sales	$87,761	$88,296	$251,461	$265,175
Marketing service fees	13,390	12,698	40,406	36,818
Net sales	101,151	100,994	291,867	301,993
Cost of sales	23,865	25,268	65,114	77,455
Gross profit	77,286	75,726	226,753	224,538
Operating expenses
Sales and marketing	46,129	40,998	133,360	124,182
General and administrative	19,348	19,322	63,423	55,396
Research and development	6,523	6,572	18,819	18,818
Restatements and related costs	1,147	2,326	9,276	12,959
	73,147	69,218	224,878	211,355
Operating income	4,139	6,508	1,875	13,183
Other income and expense
Interest expense, net	(125)	(395)	(323)	(1,355)
Other expense, net	(1,736)	(1,322)	(192)	(1,231)
	(1,861)	(1,717)	(515)	(2,586)
Income before income taxes	2,278	4,791	1,360	10,597
Income tax expense	(3,066)	(4,763)	(5,808)	(9,251)
Net (loss) income from continuing operations	(788)	28	(4,448)	1,346
Discontinued operations
(Loss) income from discontinued operations	(804)	260	(2,315)	(6,363)
Income tax benefit	221	164	585	2,278
Net (loss) income from discontinued operations	(583)	424	(1,730)	(4,085)
Net (loss) income	$(1,371)	$452	$(6,178)	$(2,739)
Net (loss) income per common share—basic:
Net (loss) income from continuing operations	$(0.04)	$—	$(0.24)	$0.07
Net (loss) income from discontinued operations	(0.03)	0.02	(0.09)	(0.22)
Net (loss) income per common share—basic	$(0.07)	$0.02	$(0.33)	$(0.15)
Net (loss) income per common share—diluted:
Net (loss) income from continuing operations	$(0.04)	$—	$(0.24)	$0.07
Net (loss) income from discontinued operations	(0.03)	0.02	(0.09)	(0.22)
Net (loss) income per common share—diluted	$(0.07)	$0.02	$(0.33)	$(0.15)
Weighted average number of common shares:
Basic	18,855,533	18,557,540	18,785,696	18,408,238
Diluted	18,855,533	18,773,386	18,785,696	18,564,522

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(U.S. Dollars, in thousands except share and per share data)	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$63,694	$36,815
Restricted cash	—	34,424
Trade accounts receivable, less allowance for doubtful accounts of $9,468 and $7,285 at September 30, 2015 and December 31, 2014, respectively	56,173	61,358
Inventories	57,766	59,846
Deferred income taxes	35,974	37,413
Prepaid expenses and other current assets	31,884	26,552
Total current assets	245,491	256,408
Property, plant and equipment, net	51,467	48,549
Patents and other intangible assets, net	5,368	7,152
Goodwill	53,565	53,565
Deferred income taxes	19,101	18,541
Other long-term assets	27,457	8,970
Total assets	$402,449	$393,185
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$17,009	$13,223
Other current liabilities	61,570	53,220
Total current liabilities	78,579	66,443
Deferred income taxes	—	229
Other long-term liabilities	26,664	26,886
Total liabilities	105,243	93,558
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,882,661 and 18,611,495 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	1,888	1,861
Additional paid-in capital	239,954	232,788
Retained earnings	59,182	65,360
Accumulated other comprehensive loss	(3,818)	(382)
Total shareholders’ equity	297,206	299,627
Total liabilities and shareholders’ equity	$402,449	$393,185

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Net Sales by SBU

The following tables provide net sales and constant currency net sales growth by SBU for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$41,559	$38,285	8.6%	8.6%
Biologics	14,639	13,856	5.7%	5.7%
Extremity Fixation	24,694	27,636	(10.6)%	3.4%
Spine Fixation	20,259	21,217	(4.5)%	(3.9)%
Total net sales	$101,151	$100,994	0.2%	4.1%

	Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$119,962	$114,937	4.4%	4.4%
Biologics	43,874	40,718	7.8%	7.8%
Extremity Fixation	72,103	82,005	(12.1)%	2.1%
Spine Fixation	55,928	64,333	(13.1)%	(12.6)%
Total net sales	$291,867	$301,993	(3.4)%	0.6%

Net Margin by SBU

The following table provides net margin by SBU for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
BioStim	$16,834	$16,442	$47,634	$49,168
Biologics	6,296	6,504	19,525	19,500
Extremity Fixation	6,442	8,361	22,607	21,952
Spine Fixation	1,938	3,958	4,582	11,147
Corporate	(353)	(537)	(955)	(1,411)
Total net margin	$31,157	$34,728	$93,393	$100,356

As a % of net sales	30.8%	34.4%	32.0%	33.2%

Adjusted EBITDA

The following table reconciles reported net (loss) income from continuing operations to EBITDA (earnings before net interest expense, income tax provision, depreciation and amortization) and Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net (loss) income from continuing operations	$(788)	$28	$(4,448)	$1,346
Interest expense, net	125	395	323	1,355
Income tax expense	3,066	4,763	5,808	9,251
Depreciation and amortization	5,171	5,578	15,746	17,094
EBITDA	$7,574	$10,764	$17,429	$29,046
Share-based compensation	1,948	1,730	5,524	4,103
Foreign exchange impact	1,696	1,349	3,374	1,029
Strategic investments	199	—	1,100	—
Restatements and related costs	1,147	2,326	9,276	12,959
Infrastructure investments	1,270	1,452	4,732	1,452
Legal judgment	—	—	1,066	—
Gain on sale of assets	—	—	(3,100)	—
Puerto Rico	2,024	—	2,024	—
Adjusted EBITDA	$15,858	$17,621	$41,425	$48,589

As a % of net sales	15.7%	17.4%	14.2%	16.1%

Adjusted Net Income from Continuing Operations

The following table reconciles reported net (loss) income from continuing operations to adjusted net income from continuing operations for the three and nine months ended September 30, 2015 and 2014. Amounts are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net (loss) income from continuing operations	$(788)	$28	$(4,448)	$1,346
Foreign exchange impact	1,068	850	2,125	648
Strategic investments	125	—	693	—
Restatements and related costs	723	1,465	5,844	8,164
Infrastructure investments	800	914	2,981	914
Legal judgment	—	—	672	—
Gain on sale of assets	—	—	(1,953)	—
Puerto Rico:
Bad debt expense	2,024	—	2,024	—
Income tax valuation allowance	1,778	—	1,778	—
Adjusted net income from continuing operations	$5,730	$3,257	$9,716	$11,072

Adjusted Earnings per Diluted Share from Continuing Operations

The following table reconciles reported earnings per diluted share (EPS) from continuing operations to adjusted EPS from continuing operations for the three and nine months ended September 30, 2015 and 2014. Calculations are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, per diluted share)	2015	2014	2015	2014
EPS from continuing operations	$(0.04)	$—	$(0.24)	$0.07
Foreign exchange impact	0.06	0.04	0.11	0.03
Strategic investments	0.01	—	0.04	—
Restatements and related costs	0.04	0.08	0.31	0.45
Infrastructure investments	0.03	0.05	0.16	0.05
Legal judgment	—	—	0.04	—
Gain on sale of assets	—	—	(0.10)	—
Puerto Rico:
Bad debt expense	0.11	—	0.11	—
Income tax valuation allowance	0.09	—	0.09	—
Adjusted EPS from continuing operations	$0.30	$0.17	$0.52	$0.60

Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the nine months ended September 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014
Net cash provided by operating activities	$26,236	$35,966
Less: capital expenditures	(21,199)	(11,494)
Free cash flow	$5,037	$24,472

Net Margin

The following table reconciles gross profit to net margin for the three and nine months ended September 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars in thousands)	2015	2014	2015	2014
Gross profit	$77,286	$75,726	$226,753	$224,538
Less: sales and marketing	(46,129)	(40,998)	(133,360)	(124,182)
Total net margin	$31,157	$34,728	$93,393	$100,356

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net (loss) income from continuing operations and earnings per diluted share from continuing operations calculated in accordance with U.S. GAAP to non-GAAP performance measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted earnings per diluted share from continuing operations," "Free cash flow" and "Net margin" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Reconciliations of Non-GAAP Performance Measures section below.  Certain calculations for prior periods which have been previously presented have been conformed to our current calculation methodology.

Reconciliations of Non-GAAP Performance Measures

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

•

Shared-based compensation – costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards (if applicable), and the Company's stock purchase plan.

•	Foreign exchange impact – gains and losses related to foreign exchange transactions.
•	Strategic investments – costs related to the Company's strategic investments such as our investment in eNeura, Inc.
•

Restatements and related costs – legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint and Brazil subsidiary compliance review.

•	Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore."
•	Legal judgment – judgment against the Company related to a lawsuit filed by a former distributor.
•	Gain on sale of assets – gain on the sale of the Company's Tempus™ Cervical Plate product line.
•	Puerto Rico – bad debt expense and an income tax valuation allowance, in response to the recent fiscal and economic difficulties experienced by the Puerto Rico Commonwealth.

Free cash flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for U.S. GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, certain non-cash expenses such as equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under U.S. GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its U.S. GAAP results to gain a complete picture of the Company's performance. The U.S. GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable U.S. GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their U.S. GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.